EX-99.j

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our reports dated September 28, 2011, relating to the financial statements and financial highlights which appear in the July 31, 2011 Annual Report to Shareholders of Delaware High-Yield Opportunities Fund, Delaware Core Bond Fund, Delaware Extended Duration Bond Fund, Delaware Corporate Bond Fund and Delaware Diversified Floating Rate Fund (constituting Delaware Group Income Funds), which are also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings "Financial Highlights" and "Financial Statements" in such Registration Statement.

/s/PricewaterhouseCoopers
PricewaterhouseCoopers
Philadelphia, Pennsylvania
November 23, 2011